EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES ACQUISITION OF NESTLÉ PURINA’S
 STEEL CAN MAKING ASSETS

STAMFORD, CT, September 6, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid consumer goods packaging products, today announced that it has completed the acquisition of Nestlé Purina PetCare Company’s steel can making assets for its pet food products and in connection with the acquisition has entered into a long-term supply agreement with Nestlé Purina PetCare Company.

“We are very excited to expand our partnership with Nestlé, one of our largest customers,” said Tony Allott, President and CEO of Silgan.  “This transaction enhances our market leading position in food cans, allowing us to further leverage our broad manufacturing platform to continue to provide competitive advantage to customers such as Nestlé,” concluded Mr. Allott.

The purchase price for the acquired assets was $25 million.  Silgan had already begun to supply Nestlé Purina with cans for qualification purposes earlier this year and, as such, the impact of this transaction has already been included in the Company’s earnings guidance.

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SILGAN HOLDINGS
September 6, 2011

Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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